As filed with the Securities and Exchange Commission on August 7, 2007
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL INTERSTATE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1607394

(State of Incorporation)	(I.R.S. Employer Identification No.)

3250 Interstate Drive, Richfield, Ohio	44286-9000

(Address of Principal Executive Offices)	(Zip Code)

NATIONAL INTERSTATE
SAVINGS AND PROFIT SHARING PLAN
(Full Title of the Plan)

Paul F. Haffner
3250 Interstate Drive
Richfield, Ohio 44286-9000
(330) 659-8900
(Name, address, zip code, telephone number,
and area code of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each		Maximum	Maximum
Class of Securities	Amount	Offering	Aggregate	Amount Of
To Be	To Be	Price Per	Offering	Registration
Registered	Registered	Share(2)	Price	Fee
Common Shares, $.01 par value	250,000 shares	$25.58	$6,395,000	$196.33
Plan interests (1)	Indeterminate

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the National Interstate Savings and Profit Sharing Plan (the “Plan”).

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of National Interstate Corporation’s (the “Registrant”) common shares on August 1, 2007 as quoted on the Nasdaq Global Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
•	The Registrant’s annual report on Form 10-K for the year ended December 31, 2006, as amended;

•	The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007, as amended, and June 30, 2007;

•	The Registrant’s current reports on Form 8-K filed with the Commission on February 14, 2007, May 23, 2007 and August 3, 2007 (Item 8.01 only); and

•	The description of the Registrant’s common shares contained in Form 8-A Registration Statement filed on January 24, 2005, including any amendment or report filed for the purpose of updating that description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the Common Shares being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine LLP.

Item 6. Indemnification of Directors and Officers.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
     Our Code of Regulations provides that we will indemnify any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by us or in our right) by reason of the fact that he or she is or was a Director or officer, or is or was serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     In addition, our Code of Regulations provides that we shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action or suit by us or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our Director or officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests except that no indemnification shall be made if it is proved by clear and convincing evidence that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests; and no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to us unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.
Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     A list of exhibits filed with this Registration Statement is contained in the Exhibit Index that immediately precedes those exhibits and is incorporated herein by reference.
     The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS as necessary in order to qualify the Plan under Section 401 of the Internal Revenue Code.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Richfield, State of Ohio, on August 7, 2007.

NATIONAL INTERSTATE CORPORATION

By:	/s/ PAUL F. HAFFNER

Name:	Paul F. Haffner
Title:	Vice President, Secretary and General Counsel
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan R. Spachman* Alan R. Spachman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 7, 2007

/s/ Julie A. McGraw Julie A. McGraw	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2007

/s/ Joseph E. Consolino* Joseph E. Consolino	Director	August 7, 2007

/s/ Theodore H. Elliott, Jr.* Theodore H. Elliott, Jr.	Director	August 7, 2007

/s/ Gary J. Gruber* Gary J. Gruber	Director	August 7, 2007

/s/ Keith A. Jensen* Keith A. Jensen	Director	August 7, 2007

/s/ James C. Kennedy* James C. Kennedy	Director	August 7, 2007

/s/ Donald D. Larson* Donald D. Larson	Director	August 7, 2007

/s/ Joel Schiavone* Joel Schiavone	Director	August 7, 2007

*	By Paul F. Haffner, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act, the Plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Richfield, State of Ohio, on August 7, 2007.

NATIONAL INTERSTATE SAVINGS AND PROFIT SHARING PLAN

By:	National Interstate Insurance Agency, Inc.,
Plan Sponsor

By:	/s/ PAUL F. HAFFNER
Name:	Paul F. Haffner
Title:	Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of National Interstate Corporation (1)

4.2	Amended and Restated Code of Regulations of National Interstate Corporation (1)

5.1	Legal Opinion of Thompson Hine LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Thompson Hine LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney

(1)	Incorporated by reference from the Registrant’s Form S-1/A Registration Statement (File No. 333-119270) filed November 12, 2004.